Exhibit  5.1

CONSENT OF THE INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” and to the use of our report and comments by Auditors for U.S. Readers on Canada – U.S. Reporting Difference dated February 2, 2006 (except note 23, which is as at April 17, 2006), with respect to the consolidated financial statements of Labopharm inc., included and incorporated by reference in its Registration Statement on Form F-10 and related prospectus dated April 18, 2006, filed with the Securities and Exchange Commission.

Montreal, Canada April 18, 2006	/s/ Ernst & Young LLP Chartered Accountants